English Summary of Daniel Caclin’s severance agreement:

These are amounts paid under Mr. Caclin’s Dutch and French contracts, 10% of each of those payments to be made by Equant N.V. and the other 90% of each of those payments to be made by Equant France, and include as follows:

•	Three months base salary during the 90 day notice period;

•	a lump sum payment of EUR 41,250 within 30 days;

•	a payment of EUR 250,000 representing payment for the one-year non-compete;

•	a termination payment of EUR 929,611;

•	immediate vesting of stock options and an ability to exercise outstanding options for up to one year (or such earlier date if the option matures before that);

•	outplacement services or EUR 22,000 in lieu thereof;

•	tax preparation services for calendar year 2005;

•	mutual non-disparagement provisions.

Equant Network Services
Betjeman Place
217 Bath Road
Slough
Berkshire
SL1 4AA

WITHOUT PREJUDICE
SUBJECT TO CONTRACT

Monday, May 23, 2005

Howard Ford
8 Tekels Avenue
Camberley
Surrey
GU15 2LD

Dear Howard,

I am writing to you to set out the offer that Equant Network Services Ltd, your Employing Company (“the Company”) wishes to make to you as a consequence of termination of both your contracts of employment by reason of redundancy. It is acknowledged that in making this offer, the Company is acting on behalf of itself and upon behalf of Equant NV in order to recompense you for the termination of both your contracts. References to “contract” shall mean both your contracts of employment and acceptance of this offer will estop you from taking any action in any jurisdiction in respect of your contract of employment with Equant NV.

For the purpose of this offer, the references to “the Group” mean the Company and all companies, which are shareholders in the Company, direct or indirect subsidiary companies (as defined in the Companies Act 1985) and any associated companies in which any such company has a direct or indirect interest at the Termination Date (as defined below). This Agreement is entered into by the Company for itself and in trust for Equant NV and each such company with the intention that each such company will be entitled to enforce it directly against you.

1.	Termination

1.1
The Company will terminate both your contracts of employment having given you the period of notice specified in those employment contracts (“the Employment Agreement”). Consequently, your employment with the Company will come to an end on 6th April 2005 (“the Termination Date”) when all your entitlements in connection with your employment whether contractual or informal will cease.

1.2	The Company will issue your P45 made up to the Termination Date and this includes any unused holiday entitlement.

2.	Pre-Conditions of Offer

2.1
You must have returned all documents, equipment, information (however it is stored) and other property belonging to the Group or relating to any of its business, including your personal computer, mobile telephone and accessories, without you or anyone on your behalf retaining copies of such documents or extracts from them.

2.2
You undertake that you will resign from all directorships held as a consequence of your employment by the group and will execute all documents, including a power of attorney to permit Equant to sign such documents on your behalf and do all things needful to effect such resignation

2.3	You undertake that you will transfer (without payment) to the Company (or as the Company may direct) any qualifying or nominee shares provided to you by it or any third party in any Group Company

2.4
You undertake that you have not and will not copy, transmit or download any business information, customer list, internal company information, memoranda, correspondence or software obtained in the course of your employment (however or wherever it may be stored).

2.5
You give your formal consent in the form attached hereto for the Company to enter, view and clear (as appropriate) your e-mailbox or other databases from the Company’s intranet and you undertake to remove any personal or sensitive information before Termination Date.

2.6	You also undertake that you will return your computer and mobile telephone in good condition (fair wear and tear excepted) no later than 6th April 2005 to the HR Department.

3.	Severance Payment

3.1	The Company will pay you as follows, without admission of liability and as compensation for the early termination of your employment;

(i)
the sum of £1,008,655 to be split as to the equivalent in Euros of £100,344 to be paid in Holland and £903,096 to be paid in the UK. Of the UK portion the first £30,000 will be paid free from tax, having regard to your obligation to mitigate your losses. The Company believes that this payment is a non-

contractual payment for loss of employment, that section 403 of the Income Tax (Earnings & Pensions) Act 2003 applies and it will therefore make payment of the first £30,000 without deductions of income tax or employee national insurance contributions.

(ii)	PPP coverage will be maintained for you and your family until 30th June 2006.

(“together the Severance Payment”)

Except where indicated above, this payment will be less such deductions as the Company acknowledges that it is by law required to make.

(iii)	Equant will continue to provide tax adviser assistance costs for the 2005 tax year

(iv)	Your stock options will vest on the Termination Date and you will be granted six months from the date of such vesting to exercise any or all such stock options

The net Severance Payment will be paid to you through the payroll system in the normal way in April 2005 if the Company has received a signed copy of this Agreement with signed attachments and completed certificate in the form attached to it, provided that all the conditions in paragraph 2 have been satisfied and the signed copy Agreement with attachments is received before 17th April 2005 (“Payroll Cutoff Date”).

The Company reserves the right to pay the Severance Payment in the following payroll run if the Agreement is received after Payroll Cutoff Date.

4.	Legal Costs

Within 14 days of the receipt of a copy of an account addressed to you (but marked payable by the Company), the Company will make a contribution of up to £250 plus VAT direct to your solicitors for your reasonable legal fees for advice in connection with the termination of your employment.

5.	Tax and National Insurance

5.1
Save for income tax and employee national insurance contributions deducted by the Company under this Agreement, you will be responsible for all income taxes or employee national insurance contributions (if any) which may be payable in respect of all payments and arrangements contained in this Agreement. You agree to indemnify the Company and all other companies in the Group and to keep it indemnified against such taxes and national insurance contributions, interest, charges, penalties and costs, except that this indemnity will not apply to tax deducted by the Company under the terms of this Agreement. If an assessment is made on the Company which may require it to pay further income tax or employee national insurance contributions, the Company will give you a reasonable opportunity to comment before payment is made.

6.	Restrictions

You acknowledge the continuing obligations of Confidentiality and the Protective Covenants contained in your contracts of employment to survive termination of those contracts and agree that you will abide strictly by the terms thereof.

You further agree that you will not, for a period of twelve months from the Termination Date and whether directly or indirectly, approach any employee of any company within the Equant or FT group with a view to enticing or encouraging them to leave their employment.

7.	Secrecy and Statements

The Company and you expressly agree that the terms of this Agreement are strictly confidential and will not be disclosed, communicated or otherwise made public:

(i)
by you, except to your immediate family or for the purpose of taking professional advice in connection with this Agreement or if you are required by law to do so. In particular you agree not to disclose the terms of this Agreement to any employee of the Group; and

(ii)
by the Company, except for the purpose of taking professional advice in connection with this Agreement or if required by law to do so or in connection with the proper performance of the Group’s business;

(iii)
you will not make or publish any adverse, untrue or misleading statement or comment about the Group or its officers and employees and that you will not represent yourself as continuing to be employed by or connected with any such company.

8.	Reference

The Company agrees that, if requested by you or a prospective employer, it will provide a reference with regard to your professional abilities and conduct including a statement that your position within the Company was made redundant as a result of restructuring and not as a reflection upon either your character or skills. Any such request should be made in writing to the HR Department.

9.	Warranty

In signing this Agreement you are representing and warranting that

(i)	you have not already agreed to take employment with or provide consultancy or similar services to any person, firm, company or to the Company;

(ii)
you have not committed any material breach of the terms of your employment, such that the Company would be entitled to dismiss you summarily and without compensation, and, as at the date of this Agreement, you are not aware of any claims or causes of action against the Group by any third party of which the Company is not aware.

10.	Full and Final Settlement

10.1
Subject to paragraph 10.2, you accept the terms of this Agreement in full and final settlement of any and all claims of any nature which you have or may have against the Company, Equant NV and/or any other company in the Group and their respective officers and employees arising out of or in connection with your contracts of employment and their termination, or any other matter whether such claims arise under English or any other law. Both you and the Company acknowledge that it is our express intention, when entering into this Agreement, that it shall covers any and all such claims, whether known or unknown to one, other, neither or both of us, and whether or not the factual or legal basis for the claim is known or could have been known to one, other, neither or both of us. Furthermore you acknowledge that

(i)
you have taken independent legal advice from a qualified solicitor in possession of a current Practising Certificate issued by the Law Society (your “Adviser”) on the terms and effect of this Agreement; and

(ii)	that you will be entering into it voluntarily, without reservation and with the intention that it will be fully binding on you as a compromise agreement or otherwise; and

(iii)	that the conditions regarding compromise agreements under section 203 of the Employment Rights Act 1996, section 77 of the Sex

Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, Regulation 35 of the Working Time Regulations 1998, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9 of the Part-Time Workers Regulations 2000 and Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999 and any similar requirements under Dutch Law applicable to your contract of employment with Equant NV have been satisfied.

(iv)
You also warrant the accuracy of paragraph 2 of the attached Certificate and acknowledge that the Severance Payment includes any statutory compensation to which you may be entitled and that it would not be just and equitable for you to receive any further compensation.

10.2	Paragraph 10.1 will not apply to

(i)	your accrued entitlements and options under the Company’s pension scheme as at the Termination Date; and

(ii)
any claim for personal injury arising out of any failure by the Company or any other company in the Group to comply with its obligations under current health and safety legislation. In respect of this and in signing this Agreement you are confirming that you are not aware of any such claim.

10.3	In signing this Agreement you are representing and warranting that:

(i)
you have instructed your Adviser to advise you whether you have or may have any Statutory Claim (as defined in paragraph 10.4) against the Company or any other company in the Group arising out of or in connection with your employment and its termination;

(ii)	you have provided your Adviser with whatever information is in your possession which your Adviser requires to advise you whether you have or may have any such Statutory Claim;

(iii)	your only Statutory Claims or particular complaints are for:

     [Your legal adviser is to complete with details as appropriate];

(iv)	your Adviser has advised you that, on the basis of the information available to your Adviser, you have no other Statutory Claim against the Company, Equant NV or any other company in the Group.

10.4
A Statutory Claim means any claim for or relating to unfair dismissal, a redundancy payment, equal pay, sex, race or disability discrimination, working time, unauthorised deduction from wages or for the infringement of any other statutory employment rights which you have or may have under the Employment Rights Act 1996, the Trade Union and Labour Relations (Consolidation) Act 1992, the Data Protection Act 1998, the Employment Relations Act 1999, the Part-Time Workers Regulations 2000 or the Transnational Information and Consultation of Employees Regulations 1999 or any equivalent legislation applicable to your contract of employment with Equant NV.

10.5
You acknowledge that the Company, Equant NV and the Group are relying on paragraphs 10.1 and 10.3 in deciding to enter into this Agreement. If you breach either of these paragraphs and a judgment or order is made against any such company, you acknowledge that it will have a claim against you for damages of not less than the judgment or order plus legal costs.

11.	Applicable Law

This Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts to settle any disputes which may arise in connection with this Agreement.

If these proposals are acceptable, would you please confirm your acceptance of the Company’s offer in full and final settlement by signing and returning the enclosed copy of this letter, the attached Certificate and the Data Protection Consent and Undertaking to me.

In returning the above documents, you will be confirming that you have complied with the conditions in paragraph 2. Once signed and received by us, together with the attached Certificate duly signed and dated, this Agreement will be binding.

Yours sincerely,

Jeannie Brice Human Resources

On Copy :

I accept these proposals.

Signed : /s/ Howard Ford

Dated : 21 February 2005

COMPROMISE AGREEMENT

SOLICITOR’S CERTIFICATE

I hereby certify as follows :

1.	I am a solicitor of the Supreme Court of England and Wales holding a current Practising Certificate.

2.
I have advised Howard Ford (“my Client”) on the terms and effect of the Settlement Agreement dated 4th February 2005 between Equant Integration Services (“the Employing Company”) and my Client and in particular its effect on my Client’s ability to pursue my Client’s rights before an Employment Tribunal, including the matters set out in the paragraph of the Settlement Agreement headed “Full and Final Settlement”.

3.	I am not acting (and have not acted) in relation to this matter for the Employing Company or any associated employer.

4.
There is in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by my Client in respect of loss arising in consequence of the advice I have given.

5.	I confirm that paragraphs 10.3(i), (iii) and (iv) of the Settlement Agreement are accurate to the best of my knowledge, information and belief.

SIGNED :

Miss F Tierney
Herrington Carmichael Solicitors
Waters Edge
Riverside Way
Watchmoor Park
Camberley
Surrey
GU15 3YL

Dated: 21 February 2005

DATA PROTECTION ACT 1998 CONSENT AND UNDERTAKING

     I, Howard Ford, freely give my consent for Equant Network Services Ltd (“the Employing Company”) to instruct the system administrator controlling any database or e-mail system forming part of the Equant network which I have used, whether for personal or business purposes, to open, view and clear (as appropriate) any account in my name.

     I undertake to have removed and/or deleted from the Equant network before the Termination Date any correspondence or other information, which I consider to be personal or sensitive.

Signed: /s/ Howard Ford

Date: 21 February 2005,

ENGLISH TRANSLATION.

EMPLOYMENT AGREEMENT

Between the undersigned:

The company Equant France S.A.,

A corporation (“Société Anonyme”) with a share capital of 6,004,882.75 euros, having its registered office at 190, avenue de France, 75013 Paris, registered with the Trade and Companies Register of Paris under number B 410 065 361, and represented by Ms. Barbara Dalibard, duly authorized for the purpose hereof, (the “Company”);

On the one hand,

And:

Mr. Charles Dehelly, a French citizen, residing at 106, rue Charles Laffitte, 92200 Neuilly-sur Seine (“Mr. Dehelly”),

On the other hand,

(collectively the “Parties”),

it has been agreed as follows on this 23rd day of December 2004:

ARTICLE 1. STARTING DATE – DURATION – PURPOSE

As from December 24, 2004 (the “Effective Date”), the Company hereby agrees to employ, according to the conditions specified hereinafter and for an unlimited term, Mr. Dehelly, who accepts the terms and conditions set forth herein. Subject to confirmation of the following appointments at a duly convened meeting of shareholders of Equant N.V., as parent company of the Equant group of companies (including the Company) (collectively the “Equant Group”), Mr. Dehelly shall serve as Chief Executive Officer of the Equant Group and as the Chairman of the Management Board of Equant N.V. In that capacity, Mr. Dehelly shall have all the duties and responsibilities pertaining thereto, as outlined in Sections 14.2, 14.6, 14.8, 14.9, 15.1, 15.7, 17.12 and 19.1 of the Equant N.V.’s Articles of Association, as they exist as of the date hereof. Mr. Dehelly confirms that he is not bound by any commitment or by any non-competition clause prohibiting him from working for the Company or for any of the

Equant Group’s companies (i.e., any entity controlled by Equant N.V., where control has the meaning ascribed to it in Article L-233-3 of the French Code of Commerce).

In his capacity as Chief Executive Officer of the Equant Group, Mr. Dehelly benefits from the status of Top-level Executive, outside classification, according to the Collective Bargaining Agreement currently applicable within the Company.

For this purpose, the Company informs Mr. Dehelly that the Collective Bargaining Agreement currently applicable to the Company’s activity is currently the Telecommunication one. This reference to the applicable Collective Bargaining Agreement does not constitute an essential element of this Employment Contract, as expressly acknowledged be the Parties in signing this Contract.

Mr. Dehelly also benefits from the collective company-wide agreement dated 5 March 2001, which is currently in force within the Company, it being specified that the reference to this agreement does not constitute an essential element of this Employment Contract, as expressly acknowledged by the Parties in signing this Contract.

Mr. Dehelly must inform the Company prior to any change in his personal situation (address, etc.) which would modify the declarations he made when he was hired.

ARTICLE 2. DUTIES

In his capacity as Managing Director of Equant N.V., Mr. Dehelly works for the Company as well as for all the other companies of the Equant Group, it being specified that his duties are likely to evolve in accordance with general adaptation needs and the specific needs of the Company and the Equant Group.

It is also recalled that these duties are not exhaustive, and the Company reserves the right to change them as long as these changes are compatible with Mr. Dehelly’s experience and position.

Mr. Dehelly performs his duties under the direct authority of Equant N.V.’s Supervisory Board, and must regularly inform the Supervisory Board about his activity.

ARTICLE 3. PLACE OF WORK

Mr. Dehelly shall mainly perform his duties at the Equant Group’s office located in Paris.

However, given the nature of his duties, Mr. Dehelly has to make frequent business trips worldwide, in particular to visit the premises of the various offices, subsidiaries and companies of the Equant Group, which he agrees to do.

In case, Mr. Dehelly will benefit from the mobility policy in force for Top-level executives of the Equant Group at such time.

ARTICLE 4. STATUS

Mr. Dehelly is considered a Top-level Executive according to Article L 212-15-1 of the French Labour Code, with regard to his independence in organizing his timetable, and to the nature of his duties as shown by the high level of his responsibilities and salary.

As a consequence, Mr. Dehelly is not subject to the provisions set by law and the Collective Bargaining Agreement relating to working time and is paid a fixed global salary exclusively of the successful completion of the assignments entrusted to him.

ARTICLE 5. PAID HOLIDAYS

Mr. Dehelly will be entitled to paid holidays in force within the Company and, if applicable any additional holidays provided be the applicable Collective Bargaining Agreement and by the collective company-wide agreement.

Entitlement to holidays and holiday pay shall be subject to the rules in force within the Company.

Mr. Dehelly must take his holidays in accordance with the requirements of the Company and the Equant Group as in effect form time to time.

ARTICLE 6. COMPENSATION

In exchange for his services, Mr. Dehelly’s global gross annual salary will be five hundred ninety thousand euros (€590,000), payable in twelve equal monthly installments.

Upon the recommendation of the Compensation Committee that has been set up within Equant N.V.’s Supervisory Board, this salary shall be reviewed each year. This review shall not, under any circumstances, give rise to a reduction in Mr. Dehelly’s global gross annual salary.

ARTICLE 7. SEMI-ANNUAL BONUS

In addition to his global annual salary (Article 6), Equant shall provide Mr. Dehelly with the opportunity to receive semi-annual bonuses during each fiscal year starting in 2005 based on six month bonus cycles, the amount of which is determined each period be the extent to which the Company and the Equant Group meet the performance goals (the “Performance Goals”) and by the bonus range established by the Compensation Committee for each bonus cycle.

These Performance Goals shall be established by the Compensation Committee prior to each period with respect to which the bonus relates.

The Compensation Committee shall in its discretion determine the extent to which these Performance Goals are or are not in any cycle.

The amount of the bonus shall depend upon the achievement of the Performance Goals and the bonus range established by the Compensation Committee for each bonus cycle. The “target bonus”, i.e. the amount of the bonus granted if the goals are reached at 100%, will amount to 50% of Mr. Dehelly’s gross base salary for the six-month bonus cycle, and could reach up to 66% thereof if the target is exceeded. In the event the Performance Goals are not met or are exceeded, the Compensation Committee shall determine the amount of the bonus, if any, to which Mr. Dehelly is entitled in respect of such six-month performance cycle and shall recommend such bonus amount to the Supervisory Board for its approval.

For the calculation of the bonus as defined in this Article, the “gross base salary” means the gross base salary paid during the 6-month tax period for which the Performance Goals are set, excluding exceptional bonuses and benefits in kind.

This semi-annual bonus will be paid every six months according to the terms and conditions in force for all Top-level executives belonging to the same professional category as Mr. Dehelly.

ARTICLE 8. PROFESSIONAL EXPENSES

All reasonable professional expenses incurred by Mr. Dehelly in the performance of his duties will be reimbursed upon presentation by Mr. Dehelly of supporting documents.

These expenses will be reimbursed pursuant to the regulations in force within the Company and the Equant Group in this area.

ARTICLE 9. COMPANY CAR

The Company will provide Mr. Dehelly with a company car pursuant to the practices in force within the Company (or the financial allowance in lieu thereof, as specified by the Compensation Committee), which he is authorized to use for the personal purposes.

ARTICLE 10. TELECOMMUNICATION MEANS

The Company will provide Mr. Dehelly with all the telecommunication means necessary to perform his duties, which he is authorized to use for personal purposes.

ARTICLE 11. EMPLOYEE BENEFITS

Mr. Dehelly will benefit from the provident scheme, medical insurance scheme, retirement scheme and other benefit schemes and perquisites created for the benefit of senior executive employees of the Company, as amended from time to time, including but not limited to financial and tax consulting services to the same extent such benefits are provided to similar situated executives. Mr. Dehelly will also benefit from a standard French unemployment fund for corporate managers and an annual medical health control.

ARTICLE 12. PROFESSIONAL OBLIGATIONS

12.1. Exclusivity

For the entire duration of his duties within the Company, Mr. Dehelly undertakes to not carry out, directly or indirectly at any time, except with the prior and express written authorization of the Supervisory Board, any activity of any nature whatsoever, in his own name or in the name of any person or company whatsoever, which would be likely to hinder or compromise the performance of his own activity or which could compete directly or indirectly with the activity and products of the Company or of any other company belonging to the Equant Group.

Mr. Dehelly is therefore prohibited, for the duration of his employment at the Company, from advising, assisting or collaborating in any way with any other entities in any capacity whatsoever (employee, independent contracting party or otherwise), as well as from financing, promoting or investing in the activity or capital of this entity.

12.2. Confidentiality and secrecy

For the entire duration of his employment at the Company and at any time after his termination for any reason whatsoever, Mr. Dehelly is prohibited from using or disclosing to third parties, directly or indirectly and for any reason whatsoever, any confidential acts or information he could have learned about in the course of his employment, except with the prior and express written authorisation of the management bodies of the Equant Group.

Mr. Dehelly thus undertakes not to disclose any information or documents relating to the activities, operations, transactions, finances of the Company or other Equant Group companies as well as those relating to their know-how, inventions, techniques, formulas, projects, concepts, without this list being considered as exhaustive.

This undertaking also applies to all information relating to relationships with clients, prospects and suppliers of the Company or the Equant Group companies’ ones.

These obligations of exclusivity (12.1) and confidentiality (12.2) are considered to be essential conditions of this Employment Contract.

12.3. Non-competition clause

In his capacity as Managing Director of Equant N.V., Mr. Dehelly receives all the strategic information relating to the Equant Group. As the Equant Group is in a very competitive market, it is the justified interest of the Company to enter into this non-competition clause.

Consequently, it has been agreed between the Parties that, in the event of the termination of this contract for whatever reason, Mr. Dehelly is expressly prohibited from directly carrying out an activity, in any capacity whatsoever, in any company or activity likely to compete with the Company and the Equant Group.

For the application of this clause, the major national telecommunication operators and the main direct competitor companies of the Company and the Equant Group at the date of termination of this employment contract are considered as competitors. These companies are, for example (but not exclusively), Infonet, AT&T, MCI, Sprint, British Telecom, Colt, Cable & Wireless, Vanco, Deutsche Telekom, Cegetel, 9Telecom, and Completel and any of those companies’ successors, successor divisions, entities or businesses that are in direct competition with the companies of the Equant Group. For the avoidance of doubt the telecommunication equipment manufacturers (such as Alcatel, Cisco, Lucent, Nortel) are not considered as competitors.

Mr. Dehelly is also not entitled to hold more than 5% of a competing company’s shares or to hold financial interests amounting to more than 5% of the profits of a competing company or a company likely to become a competitor.

The competition prohibition will apply starting from the day following Mr. Dehelly’s last active working day and will last one (1) year.

Given the Company and the Equant Group’s activities and the setting-up of their operations across the globe, this prohibition will apply worldwide, save for the following territories:

the Asian, African and Pacific countries (including Australia and New-Zealand) as well as the Middle East countries.

In the event of a breach of the non-competition obligation, the severance payments provided in accordance with this contract or with the Guarantee Agreement will no longer be owed by the Company and Mr. Dehelly will also have to reimburse all sums already received for this purpose to the Company.

Furthermore, in the event of a breach of the non-competition obligation, Mr. Dehelly will automatically have to pay the Company an indemnity which cannot be less than a sum equal to six (6) times his average gross monthly salary, calculated on the average monthly salary received over the last twelve (12) months prior to the termination date of his employment contract.

For a period equal to the duration of this clause, the Company also reserves the right to claim for compensation for any damages actually sustained due to direct involvement of Mr. Dehelly in the competing activity, and to have this competing activity ceased.

12.4. Non solicitation

For a period of twenty-four (24) months following the date of termination of this employment contract for any reason whatsoever, Mr. Dehelly undertakes not to, in his own name or on behalf of any other entity, individually or collectively, solicit, manipulate or attempt to lure away any person who to his knowledge was at the date of the termination of his employment contract a consultant or employee of the Company or any other Equant Group company, except with the prior and express written authorisation of the management bodies of the Equant Group.

Furthermore, Mr. Dehelly is prohibited, for the same period and except with the prior and express written authorisation of the management bodies of the Equant Group, from directly or indirectly soliciting the clients of the Company or the Equant Group with whom he had contact over the 12-month period prior to his departure from the Company for any directly competing activity.

ARTICLE 13. RESTITUTION

Upon the termination of this employment contract for any reason whatsoever, Mr. Dehelly undertakes to return to the Company all documents, books, materials, records, correspondence, codes, computer software, computer specifications, papers and information in any media whatsoever and wherever they may be kept, relating to the business of the Company or any other company of the Equant Group.

Mr. Dehelly also undertakes to return any computer disks on which information relating to the business is stored and any keys, credit cards and other property including the company car belonging to the Company or any other entity related to it, which are in his possession. Within ten (10) days following the termination of his employment with the Equant Group, Mr. Dehelly will provide to the Company a written representation that he has complied with the provisions of this Article 13.

ARTICLE 14. TERMINATION

Each party shall have the right to terminate this employment contract by giving three-months notice, provided that, the Company may at any time during the three month notice period elect to terminate Mr. Dehelly’s employment during the notice period and pay him his salary then in effect and provide him with medical benefits for the remainder of the notice period, in satisfaction of any applicable statutory notice requirements. However, this three-month notice period is not required in the event of a dismissal for serious misconduct (“faute grave”) or gross misconduct (“faute lourde”).

If at any time on or after the Effective Date the Company terminates Mr. Dehelly’s employment without Cause or Mr. Dehelly terminates his employment for Good Reason, as such terms are defined in the Guarantee Agreement, Mr. Dehelly shall be entitled, subject to Mr. Dehelly’s execution of a release in the form provided to Mr. Dehelly by the Company, to receive the amounts set forth in the Guarantee Agreement as soon as practicable after the effective date of such release, on the terms and conditions set forth in the Guarantee Agreement.

ARTICLE 15. APPLICABLE LAW

This employment contract shall be governed by French law.

The French Courts will be the only competent jurisdiction with regard to the performance, interpretation and termination of this Employment Contract.

Executed in Paris
As of this 23rd December 2004..
In two originals

/s/ Barbara Dalibard	/s/ Charles Dehelly
For the Company[1]	Mr. Charles Dehelly[1]
Ms. Barbara Dalibard

[1]	Signature preceded by the handwritten words “Read and approved”, each page being previously initialled.

Executed Copy

EMPLOYMENT AGREEMENT

The undersigned:

1. EQUANT N.V., established at Heathrowstraat 10, 1043 CH Amsterdam, the Netherlands, represented by Ms. Barbara Dalibard, its Chairman of the Supervisory Board, hereinafter “the Company”;

and

2. Mr. Charles Dehelly residing at 106, rue Charles Laffitte, 92200 Neuilly-sur Seine, France hereinafter “the Managing Director”;

Whereas:

• The Managing Director is also an employee of Equant France S.A. established at 190 avenue de France, 75013 Paris in France and in connection with such employment, the Managing Director entered into an Employment Contract dated as of December 23, 2004 with Equant France S.A. (the “Equant France S.A. Employment Agreement”).

• The Managing Director is also party to a Guarantee Agreement dated as of December 23, 2004 with the Company and Equant France S.A. (the “Guarantee Agreement”).

Declare and have agreed as follows:

1.	DATE OF COMMENCEMENT OF EMPLOYMENT AND POSITION

1.1.	The Managing Director shall enter into an employment agreement with the Company in the position of managing director (in Dutch: “statutair directeur”), effective as of December 24, 2004 (the “Effective Date”), it being understood that such appointment shall be subject to the confirmation of the Company’s shareholders at a duly convened meeting thereof.

1.2.	The Managing Director’s place of employment will be the office of the Company in Amsterdam. The Company will be entitled to change the place of employment after consultation with the Chairman of the Supervisory Board.

1.3.	The Managing Director shall fulfill all obligations vested in him by law, laid down in the articles of association of the Company and in instructions determined or to be determined in a management regulation.

1.4.	The Managing Director is obliged to do or to refrain from doing all that managing directors in similar positions should do or should refrain from doing. The Managing Director shall fully devote himself, his time and his energy to promoting the interest of the Company.

1.5.	If the Managing Director is a member of the Supervisory Board of another company within the same group (in Dutch: “q.q. commissariaat”), he will pay the income derived therefrom to the Company, unless the Company decides otherwise. The Managing Director will not suffer any tax disadvantage.

2.	DURATION OF THE AGREEMENT AND NOTICE OF TERMINATION

2.1.	This agreement is entered into for an indefinite period.

2.2.	This agreement shall terminate in any event, without notice being required, on the first day of the month following the date on which the Managing Director reaches the age of 65, unless the Managing Director’s pension scheme provides for a different date.

2.3.	The agreement may be terminated by either party with due observance of the statutory notice period.

2.4.	The Managing Director shall perform his duties under this agreement on a part-time basis, during approximately 4 hours a week.

2.5.	At the termination of this agreement the Managing Director shall resign from the Supervisory Board position(s) held by him as referred to in article 1.5 of this agreement.

2.6.	This Agreement will terminate automatically upon the termination of the Managing Director’s employment with Equant France S.A.

3.	SALARY

3.1.	The Managing Director’s salary shall amount to sixty thousand euros (€ 60,000) gross per year, which shall be paid in twelve equal instalments at the end of each month (the “Base Salary”). This amount includes any amount to which the Managing Director shall be entitled as payment as holiday allowance.

3.2.	With respect to all payments to the Managing Director, the Company will make the usual withholdings for wage tax and social security premiums.

4.	BONUS

4.1.	The Company shall provide the Managing Director with the opportunity to earn semi-annual cash bonuses for each fiscal year based on six-month performance cycles (each such semi-annual cash bonus, the “Bonus”). The Bonus shall be based upon the Company’s achievement of reasonable performance goals (the “Performance Goals”) established by the Compensation Committee for each bonus cycle prior to each period with respect to which the Bonus relates. The Compensation Committee shall in its discretion determine the extent to which these Performance Goals are or are not met in any cycle. The target bonus (the “Target Bonus”) for each cycle shall be equal to 50% of the Managing Director’s Base Salary for that cycle, and could reach up to 66% thereof if the Performance Goals is exceeded.

5.	EXPENSES

5.1.	To the extent the Company has given prior approval for such expenses, the Company shall reimburse all reasonable expenses incurred by the Managing Director in the performance of his duties upon submission of all the relevant invoices and vouchers.

6.	HOLIDAYS

6.1.	The Managing Director shall be entitled to 2 working days vacation per year. In taking vacation, the Managing Director shall duly observe the interests of the Company.

7.	SICKNESS

7.1.	In the event of sickness as defined in article 7:629 of the Civil Code, the Managing Director shall notify the Company as soon as possible, but nevertheless before 10:00 o’clock at the latest on the first day of sickness. The Managing Director shall observe the Company’s policy pertaining to sickness, as determined by the Company from time to time.

7.2.	In the event of sickness, the Company shall pay to the Managing Director from the first day of sickness 100% of his salary as defined in article 3.1 up to a maximum of 52 weeks as from the first day of sickness. The above applies, however, only if and to the extent that pursuant to the requirements of article 7:629, sub 3 through 7 and 9 of the Civil Code, the Company is under the obligation to continue to pay the salary in accordance with article 7:629, sub 1 of the Civil Code.

7.3.	The Managing Director shall not be entitled to the salary payment referred to in paragraph 2 of this article, if and to the extent that in correction with his sickness, he can validly claim damages from a third party on account of loss of salary and if and to the extent that the payments by the Company set forth in paragraph 2 of this article exceed the minimum obligation referred to in article 7:629 sub 1 of the Civil Code. In this event, the Company shall satisfy payment solely by means of an advanced payment on the compensation to be received from the third party and upon assignment by the Managing Director of his rights to damages vis-à-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by the Company if the compensation is paid or, as the case may be, in proportion thereto.

8.	PENSION

8.1.	The Managing Director shall not participate in the pension scheme of the Company.

9.	CONFIDENTIALITY

9.1.	The Managing Director shall throughout the duration of this agreement and after this agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual (including other personnel of the Company or of other companies affiliated with the Company unless such personnel must be informed in connection with their work activities for the Company) any information of a confidential nature concerning the Company or other companies affiliated with the Company, which has become known to the Managing Director as a result of his employment with the Company and of which the Managing Director knows or should have known to be of a confidential nature.

9.2.	If the Managing Director breaches the obligations pursuant to paragraph 1 of this article, the Managing Director shall contrary to article 7:650, sub 3, 4 and 5 of the Civil Code, without any notice of default being required, pay to the Company for each breach thereof, a penalty amounting to € 5,000. Alternatively, the Company will be entitled to claim full damages.

10.	DOCUMENTS

10.1.	The Managing Director shall not have nor keep in his possession any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to the Company or to other companies affiliated with the Company and which have been made available to the Managing Director as a result of his employment, except insofar as and for as long as necessary for the performance of his work for the Company. In any event the Managing Director will be obliged to return to the Company immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof at termination of this agreement or on suspension of the Managing Director from active duty for whatever reason.

11.	TERMINATION

11.1.	If any time on or after the Effective Date the Company terminates the Managing Directors employment without Cause or the Managing Director terminates his employment for Good Reason (as those terms are defined in the Guarantee Agreement), the Managing Director shall be entitled, subject to the Managing Directors execution of a release in the form provided to the Managing Director by the Company, to receive the amounts set forth in the Guarantee Agreement as soon as practicable after the effective date of such release.

12.	NON-COMPETITION

12.1.	The Managing Director shall throughout the duration of this agreement and for a period of 1 year after termination hereof, not be engaged or involved in any manner, directly or indirectly, whether for the account of the Managing Director or for the account of others, in any enterprise which conducts activities in a field similar to or otherwise competes with that of the Company or any of its subsidiaries or affiliated companies nor act as intermediary in whatever manner directly . This obligation applies solely to any work activities or involvement of the Managing Director within the territory of the European Union.

12.2.	The Managing Director remains under the obligation to adhere to the non-competition clause referred to in paragraph 1 of this article with respect to the Company, if the Company of the Managing Director or a part thereof is transferred by the Company to a third party within the meaning of article 7:662 and onwards of the Civil Code and this agreement terminates before or at the time of such transfer, while in the event of continuation of the employment agreement the Managing Director would have entered the employment of the acquirer by operation of law.

12.3.	In the event the Managing Director breaches the obligations as expressed in paragraph 1 of this article, the Company will be entitled to claim full damages as further set forth in Article 12.3 of the French Employment Contract which is included herein by way of reference.

13.	NON-SOLICITATION OF EMPLOYEES

13.1.	For a period of two years following termination of the Managing Directors employment with the Company for any reason, the Managing Director shall not, without the prior written consent of the Company, directly or indirectly solicit for the purpose of taking away any person who is an employee of the Company or any of its subsidiaries or affiliated companies.

14.	AMENDMENTS

14.1.	Amendments to this agreement may only be agreed upon in writing and with regard to the Company, solely when the competent body of the Company has taken a decision to that effect.

15.	APPLICABLE LAW, NO CAO

15.1.	This agreement is governed by the laws of the Netherlands.

15.2.	No Collective Labour Agreement (in Dutch: “CAO”) is applicable to this agreement.

In witness whereof, this amended and restated agreement has been signed and executed in duplicate as of this December 23, 2004, the date on which the Equant Supervisory Board approved the terms of this Employment Agreement.

/s/ Barbara Dalibard	/s/ Charles Dehelly

The Company	The Managing Director
Ms. Barbara Dalibard	Mr. Charles Dehelly
Chairman of the Supervisory Board

ENGLISH TRANSLATION

AMENDMENT TO CONTRACT OF EMPLOYMENT

BETWEEN THE UNDERSIGNED

Equant France, a Limited Company with capital of 4 766 723 €, whose registered office is situate at 190 Avenue de france, 75013 Paris, registered at the Registry of Businesses and Companies of Paris under the number B 410 065 361, represented by Mr. Jean-Luc GODARD, authorised to act by for this purpose by Mr. Didier DURIEZ the Managing Director of the Company

Hervé KAUFFMANN

WHEREAS

Mr Kauffmann was engaged by the Company from 1st July 2004 as Chief Operating Officer on a permanent contract of employment

At the same time, Mr Kauffmann was designated « Managing Director » of Equant NV a company incorporated undet the laws of Holland by resolution of the AGM of the said company on 27th October 2004.

This amendment to Mr Kauffmann’s contract of employment serves to revise his salary to take into account the new responsibilities which Equant NV has accorded to him, the time devoted to his duties and the salary to be paid to him by the latter (NV)

IT IS HEREBY AGREED AS FOLLOWS

Article 1

Article 6 of Mr Kauffmann’s contract is modified as follows :

In consideration of his services, Mr Kauffmann’s flat-rate annual gross salary will be fixed at €198,000 (one hundred and ninety thousand Euros) paid in 12 equal monthly instalments of €16,500 gross (Sixteen thousand five hundred euros)

Article 2 :

The amount of annual bonus stipulated at article 7 of Mr Kauffmann’s contract of employment is adjusted proportionate to his new gross annual salary set out in Article 1 of this amendment

The same applies to the amounts of all payments stipulated in Mr Kauffmann’s contract of employment to be calculate based on his gross annual base salary.

Article 3 :

It is agreed that :

Equant will pay for tax advice and assistance from specialist advisers of Mr Kauffmann’s choice up to a maximum of 5000 Euros gross, to deal with the PAYE formalities

Equant will repay, up to a maximum limit of 3000 Euros, preparation of his tax returns for France

Equant is, accordingly, not responsible for any failure of fiscal obligations by Mr Kauffmann

Article 4 :

All the social benefits enjoyed by Mr Kauffmann as a result of his employment by Equant, as well as those provided for executives at his level as set out in Article 13 of the contract of employment of 1st July 2004 will be calculated on the basis of the total remuneration paid by Equant France SA and by Equant NV. Corresponding contributions will be calculated within the the legal and contractual limits in force in France

Generally, the social security contributions, pension and provisions will be paid in France on the total remuneration received by Mr Kauffmann, according to the prevailing European arrangements but subject to the prevailing arrangements in the Netherlands.

Article 5 :

This amendment comes into effect on 1st november 2004

The remaining terms of Mr Kaufmann’s contract of employment remain unchanged

Paris 7 December 2004

/s/ Hervé KAUFFMANN	/s/ Jean-Luc GODARD

Employment agreement

The undersigned:

          1. EQUANT N.V., (“Equant”) established at Heathrowstraat 10 ( 1043 CH) Amsterdam, The Netherlands, represented by Michael Berg, hereinafter “the Company”;

and

               2. Herve Kaufman residing at 132, avenue de Wagram 75017 Paris France hereinafter “the Managing Director”;

Whereas:

•	The Managing Director is appointed as Managing Director of the Company by a resolution of the general meeting of shareholders, dated 27 October, 2004. The parties desire to set forth the terms and conditions applying to the Managing Director’s employment in this agreement.

•	The Managing Director is also an employee with Equant France SA, established at 190 Avenue de France, 75013 Paris.

Declare and have agreed as follows:

1.	Date of Commencement of Employment and Position

1.1.	The Managing Director shall enter into an employment agreement with the Company in the position of managing director (in Dutch: “statutair directeur”), effective as of 27 October, 2004.

1.2.	The Managing Director’s place of employment will be the office of the Company in Amsterdam. The Company will be entitled to change the place of employment after consultation with the Managing Director.

1.3.	The Managing Director shall fulfil all obligations vested in him by law, laid down in the articles of association of the Company and in instructions determined or to be determined in a management regulation.

1.4.	The Managing Director is obliged to do or to refrain from doing all that managing directors in similar positions should do or should refrain from doing. The Managing Director shall fully devote himself, his time and his energy to promoting the interest of the Company.

1.5.	If the Managing Director is a member of the Supervisory Board of another company within the same group (in Dutch: “q.q.-commissariaat”), he will pay the income derived therefrom to the Company, unless the Company decides otherwise. The Managing Director will not suffer any tax disadvantage.

2.	Duration of the Agreement and Notice of Termination

2.1.	This agreement is entered into for an indefinite period.

2.2.	This agreement shall terminate in any event, without notice being required, on the first day of the month following the date on which the Managing Director reaches the age of 65, unless the Managing Director’s pension scheme provides for a different date.

2.3.	The agreement may be terminated by either party with due observance of the statutory notice period.

2.4.	The Managing Director shall perform his duties under this agreement on a part-time basis, during approximately 4 hours a week.

2.5.	At the termination of this agreement the Managing Director shall resign from the Supervisory Board position(s), if any held by him as referred to in article 1.5 of this agreement.

3.	Compensation and Benefits

3.1	Salary

(i)	The Managing Director’s salary shall amount to EURO 22,000 (twenty-two thousand Euros) gross per year, which shall be paid in twelve equal instalments at the end of each month (the “Base Salary”). The Managing Director shall not be entitled to the payment of a holiday allowance, in addition to the Base Salary.

(ii)	With respect to all payments to the Managing Director, the Company will make the usual withholdings for wage tax and social security premiums.

3.2	Bonuses

(i)	Equant shall provide Managing Director with the opportunity to earn an annual cash bonus in accordance with the terms of the published bonus program (the “Performance Bonus”). The Performance Bonus shall be based upon the achievement of performance goals established by the Chief Executive Officer and any corporate financial performance metrics (the “Performance Goals” established under the published bonus program and shall be equal to fifty percent (50%) of the Managing Director’s Base Salary (the Target Bonus”). The amount of the Target Bonus payable as the Performance Bonus to Managing Director shall depend upon the relative achievement of the Performance Goals. Such Performance Bonus shall not exceed fifty (50%) of the Managing Director’s Base Salary, if performance Goals are achieved at one-hundred percent (100%), and be payable in accordance with Equant’s customary practices for similarly situated Managing Directors of Equant.

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At Equant’s option, the Performance Bonus program described in this Article 3.2 (ii) may be administered on a six-month, rather than an annual, basis.

3.3	Pension

(i)	The Managing Director shall not participate in the pension scheme of the Company.

3.4	Equant 1998 Share Option Plan and Other Equity-Based Plans.

(i)	Managing Director shall be eligible to participate in the Equant 1998 Share Option Plan and to participate in such other equity or equity-based plans as may be implemented from time to time.

4.	Expenses

4.1.	To the extent the Company has given prior approval for such expenses, the Company shall reimburse all reasonable expenses incurred by the Managing Director in the performance of his duties upon submission of all the relevant invoices and vouchers.

5.	Holidays

5.1.	The Managing Director shall be entitled to 2 working days vacation per year. In taking vacation, the Managing Director shall duly observe the interests of the Company.

6.	Sickness

6.1.	In the event of sickness as defined in article 7:629 of the Civil Code, the Managing Director shall notify the Company as soon as possible, but nevertheless before 10:00 o’clock at the latest on the first day of sickness. The Managing Director shall observe the Company’s policy pertaining to sickness, as determined by the Company from time to time.

6.2.	In the event of sickness, the Company shall pay to the Managing Director from the first day of sickness 100% of his salary as defined in Article 3.1 up to a maximum of 52 weeks as from the first day of sickness. The above applies, however, only if and to the extent that pursuant to the requirements of article 7:629, sub 3 through 7 and 9 of the Civil Code, the Company is under the obligation to continue to pay the salary in accordance with article 7:629, sub 1 of the Civil Code.

6.3.	The Managing Director shall not be entitled to the salary payment referred to in paragraph 2 of this article, if and to the extent that in connection with his sickness, he can validly claim damages from a third party on account of loss of salary and if and to the extent that the payments by the Company set forth in paragraph 2 of this article exceed the minimum obligation referred to in article 7:629 sub 1 of the Civil Code. In this event, the Company shall satisfy payment solely by means of an advanced payment on the compensation to be received from the third party and upon assignment by the Managing Director of his rights to damages vis-à-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by the Company if the compensation is paid or, as the case may be, in proportion thereto.

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7.	Confidentiality

7.1.	The Managing Director shall throughout the duration of this agreement and after this agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual (including other personnel of the Company or of other companies affiliated with the Company unless such personnel must be informed in connection with their work activities for the Company) any information of a confidential nature concerning the Company or other companies affiliated with the Company, which has become known to the Managing Director as a result of his employment with the Company and of which the Managing Director knows or should have known to be of a confidential nature.

7.2.	If the Managing Director breaches the obligations pursuant to paragraph 1 of this article, the Managing Director shall contrary to article 7:650, sub 3, 4 and 5 of the Civil Code, without any notice of default being required, pay to the Company for each breach thereof, a penalty amounting to € 5,000. Alternatively, the Company will be entitled to claim full damages.

8.	Documents

8.1.	The Managing Director shall not have nor keep in his possession any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to the Company or to other companies affiliated with the Company and which have been made available to the Managing Director as a result of his employment, except insofar as and for as long as necessary for the performance of his work for the Company. In any event the Managing Director will be obliged to return to the Company immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof at termination of this agreement or on suspension of the Managing Director from active duty for whatever reason.

9.	Non-solicitation of Employees

9.1.	For a period of one year following termination of the Managing Directors employment with the Company for any reason, the Managing Director shall not, without the prior written consent of the Company, directly or indirectly solicit for the purpose of taking away any person who is an employee of the Company or any of its subsidiaries or affiliated companies.

10.	Amendments

10.1.	Amendments to this agreement may only be agreed upon in writing and with regard to the Company, solely when the competent body of the Company has taken a decision to that effect.

11.	Applicable Law, No CAO

11.1.	The laws of the Netherlands govern this agreement.

11.2.	No Collective Labour Agreement (in Dutch: “CAO”) is applicable to this agreement.

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In witness whereof, this agreement has been signed and executed in duplicate this 27 day of October, 2004.

/s/ Michael Berg	/s/ Herve Kaufman

The Company	The Managing Director
Michael Berg	Herve Kaufman

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CONTRACT OF EMPLOYMENT

BETWEEN THE UNDERSIGNED

Equant France SA, a Limited Company with capital of 6 004 896 €, whose registered office is situate at 190 avenue de France, 75013 Paris, registered at the Registry of Businesses and Companies of Paris under the number B 410 065 361, represented by M Didier DURIEZ, President and Managing Director of the Company acting under an authotoru dated 1st january 2004 attached hereto hereafter “the Company”

On the one hand

and

Monsieur Yves GUILLAUMOT

a french national

living at
62 04 75 012 031

2, Place Neuve
1204 GENEVE, Switzerland

hereafter “Mr. Guillaumot”

On the other hand

hereafter together known as « the Parties

IT IS HEREBY AGREED AS FOLLOWS

This contract cancels and replaces any other pre-existing contract

Article 1: Effective date-Period-Function

From 1st July 2004 Mr. Guillaumot who accepts this, will fulfil the functions of « Chief Financial Officer » for the Equant Group

As Chief Operating Officer Mr. Guillaumot will have the rank of Senior Executive without classification conforming to the classification of the Collective Agreement applicable to the Company Equant France SA

To this end, the Company informs Mr. Guillaumot that the Collective Agreement (Works Council agreement with management) corresponding to the activities of the Company is, actually, that of Telecommunications and that a company agreement is actually in force since 1st January 2004; it being understood that the reference to the applicable Collective Agreement does not form an essential part of the current employment contract as the Parties expressly acknowledge by the signature hereof.

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Mr. Guillaumot must inform the Company in advance of any change in his personal circumstances (address or otherwise), which change the statements made at the time of his appointment.

Mr. Guillaumot informs the Company Equant France SA that he is free from all undertakings and is bound by no clause likely to impede his freedom of engagement, notably; non-competition or non-solicitation clauses, as at the date of signature hereof capable of rendering liable Equant France SA or any other company of the Equant Group (all companies controlled by Equant NV., in accordance with Art L233-3 of the Business Code)

Article 2 : Functions

In his role as « Chief Financial Officer » of Equant NV Mr. Guillaumot will carry out his duties on behalf of the Company or for any other company of the Equant Group , being clear that the nature of those duties have a developing character according to the requirements for change and the needs of the Company and the EQUANT GROUP

It is equally understood that these (described) duties are not in any way exhaustive, the Company reserving the right to modify them provided that the changes are compatible with the experience and role of Mr. Guillaumot

Article 3 : Lieu de Travail

Mr. Guillaumot will principally work from the registered office of the Company being 190, Avenue de France, Paris

At all times, given the nature of his role, Mr. Guillaumot will be required to undertake frequent and temporary travel notably in Europe and in the USA.

Mr. Guillaumot is informed (hereby) and expressly accepts by signature hereof, that his place of work may be changed to any other place if the exercise of his duties so requires, or if EQUANT finds it necessary, without such transfer constituting a fundamental change of the present contract of employment. EQUANT will endeavour to take his personal wishes and career aspirations into account and will assist him in his redeployment

Should the change in his place of work entail Mr. Guillaumot becoming domiciled outside France, he will benefit from the mobility package in force at the time for senior Executives of the EQUANT GROUP

Article 4 : Legal Status

Mr. Guillaumot will be considered as a Senior Executive, notwithstanding this fact, subject to the provisions of the law, regulations and agreements governing the length of service and he shall be paid exclusively and at fixed price for the proper execution of the tasks required of him.

Article 5 : Annual Leave

Mr. Guillaumot will have paid holidays according to those normally paid by the Company as well as supplementary paid leave according to the applicable Collective Agreement or any other provision applicable

Booking and payment of leave will be according to the rules applying in the Company

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Mr. Guillaumot must take his leave taking into account the needs of the Company and the EQUANT GROUP.

Article 6 : Salary

In consideration of his services, Mr Guillaumot’s flat-rate annual gross salary will be fixed at €260,000 (two hundred and sixty thousand Euros) paid in 12 equal monthly instalments of €21,666.67 gross (twenty one thousand six hundred and sixty six euros sixty seven cents)

On the recommendation of the President of the EQUANT Group a revision of this payment may be made annually.

Article 7 : Bonus

Mr. Guillaumot may receive, in accordance with the prevailing Equant Bonus Plan and in addition to his flat-rate annual gross salary (Art 6), a variable amount by way of annual bonus with a target amount of 50% of his annual gross base salary the amount of which will be determined each year by reference to the attainment of performance targets

These performance targets will be defined by his organizational superior, during an interview

The nature and mode of assessment of the performance targets to be achieved, as well as eligibility and the mode of calculation of the amount to be paid, will be the subject of a written amendment each for a maximum fixed period of one year.

Article 10 : Business Expenses

Reasonable professional fees and expenses incurred by Mr. Guillaumot in the course of his function will be reimbursed against receipts.

These expenses will be reimbursed according to the rules in force at the Company and in the EQUANT GROUP

Article 11 : Company Car

The Company will place a company car at the disposition of Mr. Guillaumot according to the rules of the Company which he may use for his private use, it being understood that this provision will be declared as a benefit in kind according to the French tax scales on his payslips, or benefit from a car allowance in lieu of this benefit as permitted by the Remuneration Committee..

The company car must be used in accordance with the rules set out in the Policy “Car Policy” in force at the Company of which a copy in English is attached to this contract.

On this point, Mr. Guillaumot expressly agrees to accept the use of the English language and therefore, having read and understood this attachment accepts the obligations therein.

Article 12 : Communications Tools

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The Company supplies to Mr. Guillaumot all the means of telecommunication necessary for the discharge of his duties which he may use for his private use, it being understood that this provision will be declared according to the French tax and social security rules on his payslips as a benefit in kind and that he must use (them) in accordance with the rules in force, within the Equant Group

Article 13: benefits

Mr. Guillaumot will benefit from schemes in place in the Company for insurances, health, pension schemes or others set up for the executive employees of the Company and, in particular, the facility to retain the services of a tax adviser according to the rules laid down by the Company

Article 14 : Sickness Absence

In case of sickness or accident Mr. Guillaumot must inform the Company as soon as possible and in any event no later than 48 hours save in the case of force majeure.

He must also justify his absence in the same timescale supplying to the Company a medical certificate and indicating the likely duration of his absence.

Article 15 : Professional Obligations

Article 15.1 Exclusivity

For the whole period of his employment by the Company Mr. Guillaumot undertakes not at any time without express prior written permission from his organizational superior to engage in any activity, of any kind, direct or indirect whether in his own name or in the name of any other person or company which might interfere with his activities or which might compete, directly or indirectly with the activity of the Company or any other company in the EQUANT GROUP.

Mr. Guillaumot thus irrevocably agrees during his employment by the Company not to do any collaborative work, advising or assisting any other entity of any kind at all (whether as employee, contractor, independent or other) as well as any financial backing, promotion or investment in the business or capital of same.

Article 15. 2 Confidentiality and Trade Secrets

Mr. Guillaumot irrevocably agrees during his employment and at all times after the termination thereof for any reason, not to use or divulge to any third party directly or indirectly for any reason whatsoever, any confidential facts and information which he might have obtained during the course of his employment without the prior written permission of the Company.

He undertakes thus not to divulge any information or documents relating to the business, operations, transactions or finances of the Company or other companies of the EQUANT GROUP as well as anything relating to know-how, inventions, techniques, formulas, projects, or concepts without the aforementioned list being in any way subject to limitation

This undertaking applies equally to all information relating to client relationships, prospects or suppliers of the Company or any company of the EQUANT GROUP

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These obligations of exclusivity and confidentiality are considered to be fundamental conditions of this contract of employment.

Article 15.3 Non-Compete Clause

Given the duties of Mr. Guillaumot, the Parties agree that in case of the termination of this contract (that is top say the date of notification by the employer or that of sending of notice of termination by the employee) for any reason Mr Guillaumot expressly undertakes not to take part in or participate directly or indirectly in any capacity in any business which might compete with the Company or the EQUANT GROUP in the business of data, Internet protocol (IP), voice transmission, messaging or hosting.

For the purposes of this clause, competitors shall be considered as the principal national telecommunications operators and the major business competitors of the Company and the EQUANT GROUP as at the date of termination.

Mr. Guillaumot is also forbidden to hold more than 5% shares in any competitor company or to hold financial interest above 5% of the profits of any competitor company or a company likely to become one.

The ban on competition will apply from the last day of Mr. Guillaumot’s service and will last for 6 months

Given the business of the Company and the EQUANT GROUP and their worldwide presence, this ban will apply to the whole world with the exception of the following countries Asia, Africa and Pacific Rim (including Australia and NZ) as well as the Middle East.

In consideration of this non-competition obligation and after the ending of his contract by the Company by way of termination without misconduct/gross misconduct Mr. Guillaumot will receive a payment equal to 25% of his gross annual basic salary.

For the avoidance of doubt, the gross annual basic salary will mean the gross annual basic salary paid over the 12 months preceding the termination of the contract of employment excluding all bonuses annual or otherwise, allowances and other payments which might have been paid during the period. This payment will be made to Mr. Guillaumot by way of six (6) equal monthly instalments over the non-competition period.

In case of breach of the non-competition obligation, the compensatory payment set out above will cease to be due from the Company and Mr. Guillaumot must repay to the Company the monies already paid under this head

The Company reserves the right (in addition) to seek reparation for any actual prejudice caused as a result of the fact of the competition activity and to have the activity stopped.

Article 15.4 Non-Solicitation

For 24 months following the date of termination of his contract of employment for any reason, Mr. Guillaumot undertakes not, whether directly or indirectly, in his own name or in the name of any other entity, individually or collectively to solicit, manipulate or attempt to lure away any person who, to his knowledge was at the date of his termination, a consultant or employee of the Company or any other company of the EQUANT GROUP, without express prior written permission of the Company.

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Further Mr. Guillaumot undertakes during the same period without the express prior written permission of his organizational superior not to solicit directly or indirectly the clients of the Company or of the EQUANT GROUP with whom he has been in contact during the 12 months preceding his departure from the Company.

Article 16 : Return of Property

At the end of his contract of employment for any reason at all Mr. Guillaumot undertakes to return to the Company all documents, work, materials, recordings, correspondence, codes, computer information papers and other information whatsoever, (wherever and on whatever media it may be held) concerning the Company’s business or that of any other company in the EQUANT GROUP

Mr. Guillaumot undertakes also to return any disks on which data may be recorded relating to the business and all keys, credit cards and all other goods, in particular the company car, of the Company or any other entity, which is linked to the Company, which may be in his possession or under his control. He must produce proof of full compliance with this obligation.

Article 17 : Termination

Each of the Parties has the right to end the present contract on 6 months notice to the other.

This notice period shall not be required in the case of termination for misconduct/gross misconduct

Article 18 : Employment Guarantee Clause

In the event that :

     - The Company terminates his contract of employment following takeover of 100% shares in Equant by France Telecom

and

     - if no equivalent employment to that held by Mr Guillaumot at the time of such termination can be offered to him by France Telecom

Mr Guillaumot will receive a maximum payment equal to 12 months gross salary net of all deductible taxes at the date of notice of redundancy.

The « monthly gross salary » shall include the global annual salary, basic salary and bonus received by Mr Guillaumot during the last full year of service before the date of redundancy, divided by 12.

Article 19 : Applicable Law

This contract is subject to French Law

The interpretation and termination of this contract of employment shall only be subject to the jurisdiction of the French courts,

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Signed in Paris, on January 17, 2005
(two original counterparts)

Pour la société EQUANT	Monsieur GUILLAUMOT

          Jean-Luc GODARD
Directeur des Ressources Humaines

Annexe :

Un exemplaire de la Politique “Véhicules”
Copie pouvoir

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Employment agreement

The undersigned:

          1. EQUANT N.V., (“Equant”) established at Heathrowstraat 10 ( 1043 CH) Amsterdam, The Netherlands, represented by Charles Dehelly, hereinafter “the Company”;

and

               2. Yves Guillaumot residing at [ 2, Place Neuve 1204 GENEVE, SUISSE ] hereinafter “the Managing Director”;

Whereas:

•	The Managing Director is appointed as Managing Director of the Company by a resolution of the general meeting of shareholders, dated 1 April, 2005. The parties desire to set forth the terms and conditions applying to the Managing Director’s employment in this agreement.

•	The Managing Director is also an employee with Equant France SA, established at 190 Avenue de France, 75013 Paris.

Declare and have agreed as follows:

1.	Date of Commencement of Employment and Position

1.1.	The Managing Director shall enter into an employment agreement with the Company in the position of managing director (in Dutch: “statutair directeur”), effective as of 1 April 2005.

1.2.	The Managing Director’s place of employment will be the office of the Company in Amsterdam. The Company will be entitled to change the place of employment after consultation with the Managing Director.

1.3.	The Managing Director shall fulfil all obligations vested in him by law, laid down in the articles of association of the Company and in instructions determined or to be determined in a management regulation.

1.4.	The Managing Director is obliged to do or to refrain from doing all that managing directors in similar positions should do or should refrain from doing. The Managing Director shall fully devote himself, his time and his energy to promoting the interest of the Company.

1.5.	If the Managing Director is a member of the Supervisory Board of another company within the same group (in Dutch: “q.q.-commissariaat”), he will pay the income derived therefrom to the Company, unless the Company decides otherwise. The Managing Director will not suffer any tax disadvantage.

2.	Duration of the Agreement and Notice of Termination

2.1.	This agreement is entered into for an indefinite period.

2.2.	This agreement shall terminate in any event, without notice being required, on the first day of the month following the date on which the Managing Director reaches the age of 65, unless the Managing Director’s pension scheme provides for a different date.

2.3.	The agreement may be terminated by either party with due observance of the statutory notice period.

2.4.	The Managing Director shall perform his duties under this agreement on a part-time basis, during approximately 4 hours a week.

2.5.	At the termination of this agreement the Managing Director shall resign from the Supervisory Board position(s), if any held by him as referred to in article 1.5 of this agreement.

3.	Compensation and Benefits

3.1	Salary

(i)	The Managing Director’s salary shall amount to EUROS Twenty-six thousand (26,000.00 Euros) gross per year, which shall be paid in twelve equal instalments at the end of each month (the “Base Salary”). The Managing Director shall not be entitled to the payment of a holiday allowance, in addition to the Base Salary.

(ii)	With respect to all payments to the Managing Director, the Company will make the usual withholdings for wage tax and social security premiums.

3.2	Bonuses

(i)	Equant shall provide Managing Director with the opportunity to earn an annual cash bonus in accordance with the terms of the published bonus program (the “Performance Bonus”). The Performance Bonus shall be based upon the achievement of performance goals established by the Chief Executive Officer and any corporate financial performance metrics (the “Performance Goals” established under the published bonus program and shall be equal to fifty percent (50%) of the Managing Director’s Base Salary (the Target Bonus”). The amount of the Target Bonus payable as the Performance Bonus to Managing Director shall depend upon the relative achievement of the Performance Goals. Such Performance Bonus shall not exceed fifty (50%) of the Managing Director’s Base Salary, if performance Goals are achieved at one-hundred percent (100%), and be payable in accordance with Equant’s customary practices for similarly situated Managing Directors of Equant.

At Equant’s option, the Performance Bonus program described in this Article 3.2 (ii) may be administered on a six-month, rather than an annual, basis.

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3.3	Pension

(i)	The Managing Director shall not participate in the pension scheme of the Company.

4.	Expenses

4.1.	To the extent the Company has given prior approval for such expenses, the Company shall reimburse all reasonable expenses incurred by the Managing Director in the performance of his duties upon submission of all the relevant invoices and vouchers.

5.	Holidays

5.1.	The Managing Director shall be entitled to 2 working days vacation per year. In taking vacation, the Managing Director shall duly observe the interests of the Company.

6.	Sickness

6.1.	In the event of sickness as defined in article 7:629 of the Civil Code, the Managing Director shall notify the Company as soon as possible, but nevertheless before 10:00 o’clock at the latest on the first day of sickness. The Managing Director shall observe the Company’s policy pertaining to sickness, as determined by the Company from time to time.

6.2.	In the event of sickness, the Company shall pay to the Managing Director from the first day of sickness 100% of his salary as defined in Article 3.1 up to a maximum of 52 weeks as from the first day of sickness. The above applies, however, only if and to the extent that pursuant to the requirements of article 7:629, sub 3 through 7 and 9 of the Civil Code, the Company is under the obligation to continue to pay the salary in accordance with article 7:629, sub 1 of the Civil Code.

6.3.	The Managing Director shall not be entitled to the salary payment referred to in paragraph 2 of this article, if and to the extent that in connection with his sickness, he can validly claim damages from a third party on account of loss of salary and if and to the extent that the payments by the Company set forth in paragraph 2 of this article exceed the minimum obligation referred to in article 7:629 sub 1 of the Civil Code. In this event, the Company shall satisfy payment solely by means of an advanced payment on the compensation to be received from the third party and upon assignment by the Managing Director of his rights to damages vis-à-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by the Company if the compensation is paid or, as the case may be, in proportion thereto.

7.	Confidentiality

7.1.	The Managing Director shall throughout the duration of this agreement and after this agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual (including other personnel of the Company or of other companies affiliated with the Company unless such personnel must be informed in connection with their work activities for the Company) any information of a confidential nature concerning the Company or other companies affiliated with the Company, which has become known to the

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Managing Director as a result of his employment with the Company and of which the Managing Director knows or should have known to be of a confidential nature.

7.2.	If the Managing Director breaches the obligations pursuant to paragraph 1 of this article, the Managing Director shall contrary to article 7:650, sub 3, 4 and 5 of the Civil Code, without any notice of default being required, pay to the Company for each breach thereof, a penalty amounting to € 5,000. Alternatively, the Company will be entitled to claim full damages.

8.	Documents

8.1.	The Managing Director shall not have nor keep in his possession any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to the Company or to other companies affiliated with the Company and which have been made available to the Managing Director as a result of his employment, except insofar as and for as long as necessary for the performance of his work for the Company. In any event the Managing Director will be obliged to return to the Company immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof at termination of this agreement or on suspension of the Managing Director from active duty for whatever reason.

9.	Non-solicitation of Employees

9.1.	For a period of one year following termination of the Managing Directors employment with the Company for any reason, the Managing Director shall not, without the prior written consent of the Company, directly or indirectly solicit for the purpose of taking away any person who is an employee of the Company or any of its subsidiaries or affiliated companies.

10.	Amendments

10.1.	Amendments to this agreement may only be agreed upon in writing and with regard to the Company, solely when the competent body of the Company has taken a decision to that effect.

11.	Applicable Law, No CAO

11.1.	The laws of the Netherlands govern this agreement.

11.2.	No Collective Labour Agreement (in Dutch: “CAO”) is applicable to this agreement.

In witness whereof, this agreement has been signed and executed in duplicate this 1st day of April, 2005.

/s/ Charles Dehelly	/s/ Yves Guillaumot

The Company	The Managing Director
Charles Dehelly	Yves Guillaumot

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